Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Derma Sciences, Inc.:

We consent to the incorporation by reference in the Registration Statement (No. 333-127527) on Form S-8, in the Registrations Statements (No. 333-163127 and No. 333-164942) on Form S-1 and Form S-1/MEF, respectively, and in the Registration Statements (Nos. 333-138303, 333-148332, 333-151028, 333-135038, 333-173870 and 333-175421) on Form S-3 of Derma Sciences, Inc. and subsidiaries of our report dated March 28, 2012, with respect to the consolidated balance sheets of Derma Sciences, Inc. and subsidiaries as of December 31, 2011 and 2010, and the related consolidated statements of operations, shareholders’ equity and cash flows for the years then ended, which report appears in the December 31, 2011 Annual Report on Form 10-K of Derma Sciences, Inc.

/s/ KPMG LLP

Philadelphia, Pennsylvania

March 28, 2012